As filed with the Securities and Exchange Commission on December 31, 2025

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ASPIRA WOMEN’S HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	2835	33-0595156
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas 78738

(512) 519-0400

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Michael Buhle

Chief Executive Officer and Chief Commercial Officer

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building III, Suite 100

Austin, Texas 78738

(512) 519-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Eric Johnson

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, TX 77002

Tel.: (713) 651-2647

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	DECEMBER 31, 2025

SUBJECT TO COMPLETION

ASPIRA WOMEN’S HEALTH INC.

16,697,509 Shares of Common Stock

This prospectus relates to the offer and resale of up to 16,697,509 shares of our common stock by Lincoln Park Capital Fund, LLC, which we refer to in this prospectus as “Lincoln Park” or the “selling stockholder.”

The shares of common stock being offered by the selling stockholder consist of:

● up to 15,873,016 shares of common stock that we may elect to issue and sell to Lincoln Park, in our sole discretion from time to time after the date of this prospectus (the “Purchase Shares”), pursuant to a purchase agreement, dated as of December 23, 2025, that we entered into with Lincoln Park, which we refer to in this prospectus as the “Purchase Agreement”, providing for up to $10.0 million of committed equity financing; and

● 824,493 shares of our common stock that we issued to Lincoln Park on December 23, 2025 as consideration for its irrevocable commitment to purchase our common stock pursuant to the Purchase Agreement (the “Commitment Shares”).

See “The Lincoln Park Transaction” for descriptions of the Purchase Agreement and “Selling Stockholder” for additional information regarding Lincoln Park.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the resale by the selling stockholder of shares of common stock under this prospectus. However, we may receive proceeds of up to $10.0 million from our sale of Purchase Shares, if any, to Lincoln Park under the Purchase Agreement, from time to time in our discretion after the date the registration statement of which this prospectus is a part is declared effective and the other conditions in the Purchase Agreement have been satisfied.

Lincoln Park may sell the shares of our common stock described in this prospectus in a number of different ways and at varying prices. The price that Lincoln Park will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The purchase price for the Purchase Shares will be based upon formulas set forth in the Purchase Agreement and described in this prospectus depending on the type of purchase notice we submit to Lincoln Park from time to time. We will pay the expenses incurred in registering the shares of our common stock, including legal and accounting fees. See “Plan of Distribution” beginning on page 24 for more information about how Lincoln Park may sell the shares of common stock being registered pursuant to this prospectus.

Our Common Stock is listed on the OTCQX Market (the “OTCQX”) under the symbol “AWHL.” On  December 29, 2025, the closing price per share of our Common Stock on the OTCQX was $0.63.

We are a “smaller reporting company” as defined in the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary—Implications of Being a Smaller Reporting Company.”

You should read this prospectus, together with the additional information described under the heading “Where You Can Find More Information” carefully before you invest in any of our securities.

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2025.

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ABOUT THIS PROSPECTUS

You should carefully read this prospectus before deciding to invest in our securities. We have not authorized anyone to provide you with additional information or information different from that contained or incorporated by reference in this prospectus filed with the Securities and Exchange Commission (the “SEC”). We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholder is offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus, or any document incorporated by reference in this prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

The information provided or incorporated by reference in this prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus or in the documents incorporated by reference into this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industry in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements included or incorporated by reference in this prospectus contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “intend,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. As such, our actual results may differ significantly from those expressed in any forward-looking statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

We discuss many of these risks in greater detail under the heading “Risk Factors” in this prospectus, in the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections incorporated by reference from our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. You should carefully consider the “Risk Factors” and such other sections included or incorporated by reference herein and subsequent public statements, or reported, filed, or furnished with the SEC, before making any investment decision with respect to our securities.

The discussion of risks and uncertainties set forth in this prospectus or in those documents incorporated herein by reference is not necessarily a complete or exhaustive list of all risks facing us at any particular point in time. As a result of these factors, we cannot assure you that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame or at all. Forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements. You should read this prospectus, and any amendment or supplement thereto, together with the documents that we have filed with the SEC that are incorporated by reference and any free writing prospectus we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in or incorporated by reference into this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in or incorporated by reference into this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” and our financial statements and related notes included or incorporated by reference elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us,” “our,” “Aspira,” or “the Company” refer to Aspira Women’s Health Inc., a Delaware corporation, and its subsidiaries, unless the context otherwise requires.

Overview

We are dedicated to the discovery, development, and commercialization of noninvasive, AI-powered tests to aid in the diagnosis of gynecologic diseases, starting with ovarian cancer.

We plan to broaden our focus to the differential diagnosis of other gynecologic diseases that typically cannot be assessed through traditional non-invasive clinical procedures. We expect to continue commercializing our existing and new technology and to distribute our tests through our decentralized technology transfer service platform, Aspira Synergy. We also intend to continue to raise public awareness regarding the higher sensitivity and negative predictive value for ovarian malignancy of Ova 1 as compared to cancer antigen 125 (“CA-125”) on its own for women with adnexal masses planned for surgery, as well as the performance of our machine learning algorithms in detecting ovarian cancer risk in different racial and ethnic populations. We plan to continue to expand access to our tests among Medicaid patients as part of our corporate mission to make the best care available to all women, and we plan to advocate for legislation and the adoption of our technology in professional society guidelines to provide broad access to our products and services.

We expect our extensive experience with gynecologists and healthcare providers, along with the historical adoption of our OvaSuite tests, to continue to drive growth as we introduce new products. We believe our ability to successfully develop novel AI-enabled assays is superior to others based on our know-how and extensive experience in designing and successfully launching FDA-approved and laboratory developed blood tests to aid in the diagnosis of ovarian cancer. Moreover, our history of successfully collaborating with world-class research and academic institutions allows us to innovate and provide outstanding patient care.

We own and operate Aspira Labs, Inc., a research and commercial CLIA laboratory in Texas.

Our product pipeline is focused on two areas: ovarian cancer and endometriosis.

In ovarian cancer, we have developed clinical data to support the use of our OvaWatch test multiple times for the monitoring of an adnexal mass. In the second quarter of 2024, we expanded the features of our commercially available OvaWatch test for monitoring of adnexal masses through periodic testing at physician prescribed intervals, marking the successful completion of the vision for OvaSuite. The successful expansion of the OvaWatch mass monitoring feature in the second quarter of 2024 resulted in a tenfold increase in the market for our tests when compared to the addressable market for Ova1Plus of approximately 200,000 to 400,000 based on patients identified for surgery. As a result, we believe the addressable market for our tests to have increased to between 2 and 4 million tests per year.

Our OVAinform development program continues to progress. OVAinform is a multi-marker test that combines serum proteins, clinical data (metadata), and miRNA for assessing the risk of ovarian cancer in women with an adnexal mass. We believe that by including patients with genetic and familial risk, it will increase the addressable market to 2,800,000.

In endometriosis, we are developing and intend to introduce a new non-invasive test to aid in the diagnosis of this debilitating disease that impacts millions of women worldwide. We completed the design of a protein-based non-invasive blood test to aid the detection of endometrioma, one of the most common forms of endometriosis. The algorithm was confirmed with three independent cohorts and is an important input for our ENDOinform program focused on developing a multi-marker test that combines serum proteins, clinical data (metadata) and miRNA for the identification of endometriosis.

Our endometriosis portfolio addresses an even larger addressable market. According to the U.S. Department of Health and Human Services, endometriosis affects more than 6.5 million women in the United States. We believe the proliferation of commercially available and in-development therapeutics for the treatment of endometriosis will create a significant demand for a non-invasive diagnostic.

Recent Developments

On December 23, 2025, the Company entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park committed to purchase, at the Company’s direction from time to time, up to an aggregate of $10.0 million of the Company’s common stock, par value $0.001 per share (the “Common Stock”), subject to the terms and conditions set forth in the Purchase Agreement.

In connection therewith, the Company also entered into a registration rights agreement with Lincoln Park (the “Registration Rights Agreement”), pursuant to which the Company agreed to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement covering the resale by Lincoln Park of the shares of Common Stock that have been and may be issued and sold to Lincoln Park under the Purchase Agreement, including the commitment shares described below, and to take such other actions as are reasonably necessary to maintain the effectiveness of such registration statement as provided in the Registration Rights Agreement.

See “The Lincoln Park Transaction” for a more complete description of the foregoing.

Corporate Information

We were incorporated in 1993. Our principal executive offices are located at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, and our telephone number is (512) 519-0400. We maintain a website at www.aspirawh.com where general information about us is available. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our securities.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We have elected to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in this prospectus and have reduced disclosure obligations regarding executive compensation.

The Offering

Issuer	Aspira Women’s Health Inc.

Shares of Common Stock Offered by the Selling Stockholder

Up to 16,697,509 shares of our Common Stock, comprised of (i) up to 15,873,016 shares of Common Stock that we may elect to issue and sell to Lincoln Park as Purchase Shares, in our sole discretion from time to time after the date of this prospectus, pursuant to the Purchase Agreement; and (ii) 824,493 Commitment Shares we issued to Lincoln Park on December 23, 2025 as consideration for its irrevocable commitment to purchase our Common Stock under the Purchase Agreement, for which we will not receive any cash consideration.

Number of Shares of Common Stock Outstanding Prior to this Offering(1)	43,480,411 shares, which include the Commitment Shares.

Number of Shares of Common Stock to be Outstanding After this Offering(1)	59,353,427 shares, which include the Commitment Shares.

Terms of Offering	The selling stockholder will determine when and how it sells the Purchase Shares offered in this prospectus, as described in the “Plan of Distribution.”

Use of Proceeds

We will receive no proceeds from the sale of shares of our Common Stock by Lincoln Park pursuant to this prospectus. We may receive up to $10.0 million aggregate gross proceeds under the Purchase Agreement from any sales of shares of our Common Stock we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus, assuming that we sell the full amount of our Common Stock available to us that we have the right, but not the obligation to sell to Lincoln Park under the Purchase Agreement. Any proceeds that we receive from sales of shares of our Common Stock to Lincoln Park under the Purchase Agreement will be used for working capital and general corporate purposes, including investing further in research and development efforts. See “Use of Proceeds” for a more complete description.

Risk Factors

Investing in our securities is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus, and the other information included or incorporated by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

OTC Symbol for our Common Stock	“AWHL”

(1)	The number of shares of our Common Stock to be outstanding after this offering is based on 43,480,411 shares of Common Stock outstanding as of December 29, 2025, and excludes:

●	21,235,745 shares of Common Stock issuable upon exercise of warrants with a weighted average exercise price of $0.98 per share;
●	3,119,109 shares of Common Stock issuable upon exercise of options with a weighted average exercise price of $0.84 per share; and
●	No shares of Common Stock reserved for future issuance under our existing stock incentive plan.

RISK FACTORS

Investing in our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the SEC, which are incorporated herein by reference in their entirety, as well as any amendment or updates to our risk factors reflected in subsequent filings with the SEC, including any amendment or supplement to this prospectus or any report incorporated herein by reference. Our business, financial condition, results of operations or prospects could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. This prospectus and the documents incorporated herein by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks mentioned elsewhere in this prospectus. For more information, see the below section “Where You Can Find Additional Information.” Please also read carefully the above section “Information Regarding Forward-Looking Statements.”

Risks Related to this Offering

It is not possible to predict the actual number of shares of Common Stock we may sell to Lincoln Park under the Purchase Agreement, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by Lincoln Park for the shares of Common Stock that we may elect to sell to Lincoln Park under the Purchase Agreement, if any, will fluctuate based on the market prices of our Common Stock at the time we elect to sell shares to Lincoln Park pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of Common Stock that we will sell to Lincoln Park under the Purchase Agreement, the purchase price per share that Lincoln Park will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Lincoln Park under the Purchase Agreement.

Lincoln Park may sell the shares of our Common Stock described in this prospectus in a number of different ways and at varying prices. The number of shares of our Common Stock ultimately offered for sale by Lincoln Park is dependent upon the number of shares of Common Stock, if any, we ultimately sell to Lincoln Park under the Purchase Agreement.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Lincoln Park. If and when we do elect to sell shares of our Common Stock to Lincoln Park pursuant to the Purchase Agreement, after Lincoln Park has acquired such shares, Lincoln Park may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from Lincoln Park in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from Lincoln Park in this offering as a result of future sales made by us to Lincoln Park at prices lower than the prices such investors paid for their shares in this offering.

The sale or issuance of our Common Stock to Lincoln Park may cause dilution and the sale of the shares of Common Stock by Lincoln Park that it acquires pursuant to the Purchase Agreement, or the perception that such sales may occur, could cause the price of our Common Stock to decrease.

Pursuant to the Purchase Agreement, Lincoln Park has committed to purchase up to $10.0 million of our Common Stock. Upon the execution of the Purchase Agreement, we issued 824,493 Commitment Shares to Lincoln Park as a fee for its commitment to purchase shares of our Common Stock under the Purchase Agreement, for which we will not receive any cash consideration. The shares of our Common Stock that may be issued under the Purchase Agreement may be sold by us to Lincoln Park at our sole discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the trading price of our Common Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Common Stock to decrease. We generally have the right to control the timing and amount of any future sales of our shares to Lincoln Park. Additional sales of our Common Stock, if any, to Lincoln Park will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our Common Stock. Additionally, the sale of a substantial number of shares of our Common Stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of Common Stock to Lincoln Park, you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of Common Stock to Lincoln Park, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to our Common Stock

Our Common Stock is currently traded on the OTCQX, which may have an unfavorable impact on our stock price and liquidity.

Our Common Stock is currently quoted on the OTCQX. The OTCQX is significantly more limited market than the national securities exchanges such as the New York Stock Exchange, or Nasdaq stock exchange, and there are lower financial or qualitative standards that a company must meet to have its stock quoted on the OTCQX. OTCQX is an inter-dealer quotation system much less regulated than the major exchanges, and trading in our Common Stock may be subject to abuses, volatility and shorting, which may have little to do with our operations or business prospects. This volatility could depress the market price of our Common Stock for reasons unrelated to operating performance. The Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require a broker-dealer to have reasonable grounds for believing an investment is suitable for that customer when recommending an investment to a customer. FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for some customers and may make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may result in a limited ability to buy and sell our stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our Common Stock, which could depress the price of our Common Stock.

FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives, and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our shares of Common Stock, have an adverse effect on the market for our shares of Common Stock, and thereby depress our price per share of Common Stock.

Since our Common Stock is currently quoted on the OTCQX our stockholders may face significant restrictions on the resale of our Common Stock due to state “blue sky” laws and the sale of Common Stock in this offering is subject to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (i) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (ii) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or the transaction must be exempt from registration. The applicable broker must also be registered in that state. Since our Common Stock is currently quoted on the OTCQX, a determination regarding registration will be made by those broker-dealers, if any, who agree to serve as the market-makers for our Common Stock. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our securities to be limited, as you may be unable to resell your Common Stock without the significant expense of state registration or qualification.

The liquidity and trading volume of our Common Stock may be low, and our ownership is concentrated, which could adversely impact the trading price of our Common Stock and our stockholders’ ability to obtain liquidity.

The liquidity and trading volume of our Common Stock has at times been low in the past and may again be low in the future. If the liquidity and trading volume of our Common Stock is low, this could adversely impact the trading price of our Common Stock and our stockholders’ ability to obtain liquidity in their shares of our Common Stock.

In addition, pursuant to a stockholders’ agreement we entered into in connection with a May 2013 private placement, one of our stockholders has the right to designate a director to be nominated by us to serve on our board of directors. Furthermore, this stockholder agreement gives two investors the right to participate in future equity offerings, on the same terms as other investors. In addition, the stockholders’ agreement prohibits us from taking certain material actions without the consent of at least one of the primary investors in the May 2013 private placement.

These material actions include:

●	making any acquisition with a value greater than $2 million;

●	offering, selling or issuing securities senior to our Common Stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our Common Stock;

●	taking any action that would result in a change in control of the Company or an insolvency event; and

●	paying or declaring dividends on any of our securities or distributing any of our assets other than in the ordinary course of business or repurchasing any of our outstanding securities.

The foregoing rights terminate for a primary investor when that investor ceases to beneficially own less than 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that were purchased at the closing of the 2013 private placement. We believe that the rights of one of the primary investors have terminated. The interests of the parties to the stockholders’ agreement could conflict with or differ from our interests or the interests of other stockholders.

On March 5, 2025, the Company entered into a securities purchase agreement (the “March 2025 Securities Purchase Agreement”) with certain existing accredited investors (the “March 2025 Purchasers”) pursuant to which the Company issued and sold an aggregate principal amount of $1,370,000 of Senior Secured Convertible Promissory Notes. On September 19, 2025, the Company entered into an Amendment to Securities Purchase Agreement (the “March 2025 Securities Purchase Agreement Amendment”) with the March 2025 Purchasers, which amended the March 2025 Purchase Agreement to, among other things, amend registration rights applicable for the March 2025 Purchasers and change provisions related to director nomination rights. Pursuant to the March 2025 Securities Purchase Agreement Amendment, the March 2025 Purchasers are entitled, as a group, to appoint an aggregate of three (3) directors to our board of directors until the earlier of (i) both (a) three (3) years from the date of the March 2025 Securities Purchase Agreement Amendment and (b) one (1) year after the Common Stock of the Company has been listed on a national securities exchange, or (ii) the date on which the March 2025 Purchasers, on an aggregate basis, hold less than fifty percent (50%) of the Amended and Restated March 2025 Warrants. During the period between the nomination of a proposed director by the March 2025 Purchasers to replace an existing appointed director and the appointment of such nominee to the board of directors, the board of directors is prohibited from taking any action.

As a result of the foregoing, a limited number of stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control involving us. In addition, this concentration of ownership of our Common Stock could have the effect of delaying or preventing a change in control of us or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of us. This, in turn, could have a negative effect on the market price of our Common Stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of Common Stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. In addition, the interests of the parties to the stockholders’ agreement could conflict with or differ from our interests or the interests of other stockholders. The concentration of ownership also contributes to the low trading volume and volatility of our Common Stock.

Our stock price has been, and may continue to be, highly volatile.

The trading price of our Common Stock has been highly volatile. Between January 1, 2025, and December 29, 2025, the closing trading price of our Common Stock ranged from $0.75 to $0.02. The trading price of our Common Stock could continue to be subject to wide fluctuations in price in response to various factors, many of which are beyond our control, including:

●	failure to significantly increase revenue and volumes of OvaSuite or Aspira Synergy;

●	actual or anticipated period-to-period fluctuations in financial results;

●	failure to achieve, or changes in, financial estimates by securities analysts;

●	announcements or introductions of new products or services or technological innovations by us or our competitors;

●	failure to complete clinical studies that validate clinical utility sufficiently to increase positive medical policy among payers at large;

●	publicity regarding actual or potential discoveries of biomarkers by others;

●	comments or opinions by securities analysts or stockholders;

●	conditions or trends in the pharmaceutical, biotechnology or life science industries;

●	announcements by us of significant acquisitions and divestitures, strategic partnerships, joint ventures or capital commitments;

●	developments regarding our patents or other intellectual property or that of our competitors;

●	litigation or threat of litigation;

●	additions or departures of key personnel;

●	limited daily trading volume;

●	our ability to continue as a going concern;

●	economic and other external factors, disasters or crises; and

●	our announcement of future fundraisings.

In addition, the stock market in general and the market for diagnostic technology companies, in particular, have experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may adversely affect the market price of our securities, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our attention and our resources.

Anti-takeover provisions in our charter, bylaws, other agreements and under Delaware law could make a third-party acquisition of the Company difficult.

Certain provisions of our certificate of incorporation and bylaws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us, even if a change of control might be deemed beneficial to our stockholders. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our certificate of incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our certificate of incorporation authorizes undesignated preferred stock, which makes it possible for our board of directors, without stockholder approval, to issue preferred stock with voting or other rights or preferences that could adversely affect the voting power of holders of Common Stock. In addition, the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

In connection with our private placement offering of Common Stock and warrants in May 2013 we entered into a stockholders’ agreement (the “2013 Stockholders’ Agreement”) which, among other things, includes agreements limiting our ability to effect a change in control without the consent of at least one of the primary investors in that offering. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of either our certificate of incorporation or bylaws described in the preceding paragraph would require not only approval by our board of directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities, but also consent pursuant to the terms of the 2013 Stockholders’ Agreement. We are also subject to certain provisions of Delaware law that could delay, deter or prevent a change in control of the Company. These provisions could make a third-party acquisition of the Company difficult and limit the price that investors might be willing to pay in the future for shares of our Common Stock.

If we raise additional capital in the future, your ownership in us could be diluted.

In order to raise additional capital, we may offer additional shares of Common Stock or other securities convertible into or exchangeable for our Common Stock. We may sell shares or other securities in any other offering at a price per share that is less than the price for securities paid by investors in previous offerings, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of Common Stock or securities convertible into Common Stock in future transactions may be higher or lower than the price for securities offered in previous offerings.

Until such time, if ever, as we can generate substantial revenue from our operations, we anticipate financing our cash needs through a combination of equity offerings, debt financings and license agreements. To the extent that we raise additional capital through the further sale of equity securities or convertible debt securities, your ownership interest will be diluted.

Sales of a substantial number of our shares of Common Stock in the public market could cause our stock price to fall.

We may issue and sell additional shares of Common Stock in the public markets. Sales of a substantial number of shares of our Common Stock in the public markets or the perception that such sales could occur could depress the market price of our securities and impair our ability to raise capital through the sale of additional equity securities.

Because we do not currently intend to declare cash dividends on our shares of Common Stock in the foreseeable future, stockholders must rely on appreciation of the value of our Common Stock for any return on their investment.

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all of our future earnings, if any, to finance the operation, development and growth of our business. Furthermore, any future debt agreements may also preclude us from paying or place restrictions on our ability to pay dividends. As a result, capital appreciation, if any, of our Common Stock will be your sole source of gain with respect to your investment for the foreseeable future.

The exercise of our outstanding options and warrants will dilute stockholders and could decrease our stock price.

The exercise of our outstanding options and warrants, including the Amended and Restated March 2025 Warrants and the September 2025 Warrants, may adversely affect our stock price due to sales of a large number of shares or the perception that such sales could occur. These factors also could make it more difficult to raise funds through future offerings of our securities, and could adversely impact the terms under which we could obtain additional equity capital. Exercise of outstanding options and warrants or any future issuance of additional shares of Common Stock or other equity securities, including, but not limited to, options, warrants, restricted stock units or other derivative securities convertible into our Common Stock, may result in significant dilution to our stockholders and may decrease our stock price.

THE LINCOLN PARK TRANSACTION

This prospectus covers the resale by the selling stockholder of up to 16,697,509 shares of our Common Stock, comprised of: (i) up to 15,873,016 shares of our Common Stock that we have reserved for sale to Lincoln Park under the Purchase Agreement from time to time after the date of this prospectus, if and when we determine to sell additional shares of our Common Stock to Lincoln Park under the Purchase Agreement and (ii) 824,493 Commitment Shares that we have already issued to Lincoln Park as a fee for making its irrevocable commitment to purchase our Common Stock under the Purchase Agreement.

General

On December 23, 2025, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from us up to an aggregate of $10.0 million of our Common Stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. Pursuant to the Purchase Agreement we agreed to issue to Lincoln Park, as consideration for its irrevocable commitment, 824,493 Commitment Shares, with the number of shares determined based on the average of the closing sale prices of our Common Stock for the ten consecutive business days prior to the date of the Purchase Agreement (for which Commitment Shares we have not and will not receive any cash consideration).

On December 23, 2025, we entered into the Registration Rights Agreement, pursuant to which we filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of our Common Stock that have been or may be issued to Lincoln Park under the Purchase Agreement, for which we have not and will not receive any cash consideration.

We do not have the right to commence any sales of our Common Stock to Lincoln Park under the Purchase Agreement until all of the conditions set forth in the Purchase Agreement have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus and the final form of this prospectus has been filed with the SEC, which we refer to in this prospectus as the “Commencement,” and the date on which the Commencement occurs we refer to as the “Commencement Date.” From and after the Commencement, we may, from time to time and at our sole discretion for a period of 24 months, on any business day on which the closing sale price of our Common Stock is greater than $0.10, direct Lincoln Park to purchase up to 50,000 shares of our Common Stock, which maximum share limitation may be increased to up to 75,000 shares if the closing sale price is not below $0.50 and up to 100,000 shares if the closing sale price is not below $0.75, in each case subject to a maximum commitment of $500,000 per purchase, which we refer to in this prospectus as “Regular Purchases.” The foregoing share amounts and per share prices will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring after the date of the Purchase Agreement. In addition to Regular Purchases, if we direct Lincoln Park to purchase the maximum number of shares of our Common Stock that we may sell in a Regular Purchase on the applicable business day we initiate such Regular Purchase, then, in addition to such Regular Purchase, we may also direct Lincoln Park to purchase certain additional amounts of our Common Stock as “Accelerated Purchases” and as “Additional Accelerated Purchases.”

We will control the timing and amount of any sales of our Common Stock to Lincoln Park. The purchase price of the shares of our Common Stock that may be sold to Lincoln Park in Regular Purchases, Accelerated Purchases, and Additional Accelerated Purchases under the Purchase Agreement will be based on the market price of our Common Stock at or prior to the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted as provided in the Purchase Agreement for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction as set forth in the Purchase Agreement. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice. Actual sales of shares of our Common Stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our operations.

As of December 29, 2025, there were 43,480,411 shares of our Common Stock outstanding, which include the Commitment Shares. Although the Purchase Agreement provides that we may sell up to an aggregate of $10.0 million of our Common Stock to Lincoln Park, 16,697,509 shares of our Common Stock are being registered under the

Securities Act for resale by Lincoln Park under the registration statement that includes this prospectus, which represents the 824,493 Commitment Shares that we issued to Lincoln Park on December 23, 2025 as a fee for making its irrevocable commitment to purchase our Common Stock at our direction under the Purchase Agreement and an additional 15,873,016 shares of our Common Stock that we may issue and sell to Lincoln Park as Purchase Shares from and after the Commencement under the Purchase Agreement, if and when we elect to sell shares of our Common Stock to Lincoln Park under the Purchase Agreement. Depending on the market prices of our Common Stock at the time we elect to issue and sell shares of our Common Stock to Lincoln Park under the Purchase Agreement, we may need to register under the Securities Act for resale by Lincoln Park additional shares of our Common Stock in order to receive aggregate gross proceeds equal to the $10.0 million total commitment available to us under the Purchase Agreement. If, in addition to the 824,493 Commitment Shares that we have issued or will issue to Lincoln Park, all of the 15,873,016 shares of our Common Stock that we may elect to issue and sell to Lincoln Park in the future as Purchase Shares that are being registered under the Securities Act for resale by Lincoln Park in the registration statement that includes this prospectus were issued and outstanding (without taking into account the Beneficial Ownership Cap limitations described below), such shares of our Common Stock, together with the 824,493 Commitment Shares would represent approximately 28.1% of the total number of shares of our Common Stock outstanding and approximately 30.9% of the total number of outstanding shares held by non-affiliates of the Company, in each case as of December 29, 2025. If we elect to issue and sell to Lincoln Park under the Purchase Agreement more than the 15,873,016 shares of our Common Stock that we may elect to issue and sell to Lincoln Park in the future as Purchase Shares that are being registered under the Securities Act for resale by Lincoln Park in the registration statement that includes this prospectus, which we have the right, but not the obligation, to do, we must first register under the Securities Act for resale by Lincoln Park any such additional shares of our Common Stock, which could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for resale by Lincoln Park is dependent upon the number of shares of our Common Stock we ultimately decide to sell to Lincoln Park under the Purchase Agreement.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of our Common Stock if those shares of our Common Stock, when aggregated with all other shares of our Common Stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our Common Stock, as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap. Lincoln Park may elect to increase the Beneficial Ownership Cap up to 9.99% upon 61 days’ prior written notice to us.

Issuances of our Common Stock to Lincoln Park under the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of our Common Stock that our existing stockholders own will not decrease, the shares of our Common Stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of our Common Stock after any such issuance of shares of our Common Stock to Lincoln Park under the Purchase Agreement. There are substantial risks to our stockholders as a result of the sale and issuance of Common Stock to Lincoln Park under the Purchase Agreement. See “Risk Factors.”

Purchase of Shares of our Common Stock Under the Purchase Agreement

Regular Purchases

From and after the Commencement Date, provided the last closing sale price of our Common Stock on the applicable “regular purchase date” (as defined in the Purchase Agreement) is greater than $0.10 (and provided all shares of Common Stock subject to all prior Regular Purchases have been properly delivered to Lincoln Park in accordance with the Purchase Agreement) (the “Regular Purchase Date”), we may, by written notice delivered by us to Lincoln Park within the time periods on such Regular Purchase Date, direct Lincoln Park to purchase up to 50,000 shares of our Common Stock in a Regular Purchase; provided that this amount shall be increased to (i) up to 75,000 shares of our Common Stock, if the closing sale price of our Common Stock on the applicable Regular Purchase Date is not below $0.50, and (ii) up to 100,000 shares of our Common Stock, if the closing sale price of our Common Stock on the applicable Regular Purchase Date is not below $0.75 (all of which share and dollar amounts shall be appropriately proportionately adjusted for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction) (such share amount limitation, the “Regular Purchase Share Limit”). In no event will Lincoln Park’s committed obligation under any single Regular Purchase exceed $500,000.

The purchase price per share for each Regular Purchase will be 95.0% of the lower of:

●	the lowest sale price for our Common Stock on the applicable Regular Purchase Date for such shares of our Common Stock; and
●	the average of the three lowest closing sale prices of our Common Stock during the 10-business day period immediately preceding the applicable Regular Purchase Date for such shares of our Common Stock.

Accelerated Purchases

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any Regular Purchase Date on which we have properly submitted a Regular Purchase notice directing Lincoln Park to purchase the maximum number of shares of our Common Stock that we are then permitted to include in a single Regular Purchase notice (and provided all shares of Common Stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases effected prior to such Regular Purchase Date have been properly delivered to Lincoln Park in accordance with the Purchase Agreement), to purchase an additional amount of our Common Stock, which we refer to as an “Accelerated Purchase”, on the business day immediately following the applicable Regular Purchase Date for such corresponding Regular Purchase, which we refer to as the “Accelerated Purchase Date,” not to exceed the lesser of:

● 30% of the aggregate number of shares of our Common Stock traded during all or, if certain trading volume or market price thresholds specified in the Purchase Agreement are crossed on the applicable Accelerated Purchase Date, the portion of the normal trading hours on the applicable Accelerated Purchase Date prior to such time that any one of such thresholds is crossed, which period of time on the applicable Accelerated Purchase Date we refer to as the Accelerated Purchase Measurement Period; and

● 300% of the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for the shares subject to an Accelerated Purchase will be equal to 95% of the lower of:

● the volume weighted average price of our Common Stock during the Accelerated Purchase Measurement Period on the applicable Accelerated Purchase Date; and

● the closing sale price of our Common Stock on the applicable Accelerated Purchase Date.

We may set a minimum price threshold for any Accelerated Purchase in the related notice.

Additional Accelerated Purchases

We may also direct Lincoln Park, by written notice delivered to Lincoln Park, not later than 1:00 p.m., eastern time, on the same Accelerated Purchase Date on which an Accelerated Purchase Measurement Period for an Accelerated Purchase has ended prior to such time (and provided all shares of Common Stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time), to purchase an additional amount of our Common Stock on such same Accelerated Purchase Date, which we refer to as an Additional Accelerated Purchase, of up to the lesser of:

● 30% of the aggregate number of shares of our Common Stock traded during the portion of the normal trading hours on the applicable Accelerated Purchase Date determined in accordance with the Purchase Agreement, which period of time on the applicable Accelerated Purchase Date we refer to as the Additional Accelerated Purchase Measurement Period; and

● 300% of the number of purchase shares purchased pursuant to the Regular Purchase corresponding to the Accelerated Purchase effected on such same Accelerated Purchase Date.

The purchase price per share for the shares subject to an Additional Accelerated Purchase will be equal to 95% of the lower of:

● the volume weighted average price of our Common Stock during the applicable Additional Accelerated Purchase Measurement Period for such Additional Accelerated Purchase; and

● the closing sale price of our Common Stock on the applicable same Accelerated Purchase Date.

We may, in our sole discretion, submit multiple Additional Accelerated Purchase notices to Lincoln Park prior to 1:00 p.m., eastern time, on a single Accelerated Purchase Date, again provided all shares of Common Stock subject to all prior Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, including those prior Accelerated Purchases and Additional Accelerated Purchases effected on the same Accelerated Purchase Date as the applicable Additional Accelerated Purchase, have been properly delivered to Lincoln Park in accordance with the Purchase Agreement prior to such time.

In the case of Regular Purchases, Accelerated Purchases and Additional Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price. No Purchase Notices may be delivered at any time when the closing sale price is below $0.10.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our Common Stock to Lincoln Park.

Suspension Events

Suspension events under the Purchase Agreement include the following:

● the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our Common Stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

● suspension by our principal market of our Common Stock from trading for a period of one business day;

● the delisting of our Common Stock from the OTCQX operated by OTC Markets Group, Inc., our principal market, provided our Common Stock is not immediately thereafter trading on The Nasdaq Capital Market, The Nasdaq Global Market, The Nasdaq Global Select Market, the New York Stock Exchange, the NYSE American, the NYSE Arca, or the OTCQB (or any nationally recognized successor to any of the foregoing);

● the failure of our transfer agent to issue to Lincoln Park shares of our Common Stock within two business days after the applicable date on which Lincoln Park is entitled to receive such shares of our Common Stock;

● any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

● any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us;

● if at any time we are not eligible to transfer our Common Stock electronically; or

● if at any time Lincoln Park’s broker is unable to accept shares of our Common Stock for deposit for reasons not within Lincoln Park’s control.

Following the Commencement Date, Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the suspension events set forth above, although the Purchase Agreement would automatically terminate in the event of any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us that are not discharged within 90 days. So long as a suspension event has occurred and is continuing, or if any event which, after notice and/or lapse of time, would reasonably be expected to become a suspension event has occurred and is continuing, we may not direct Lincoln Park to purchase any shares of our Common Stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to terminate the Purchase Agreement following the Commencement Date upon one business day’s prior written notice to Lincoln Park. In the event of any voluntary or involuntary bankruptcy proceedings by or against us that are not discharged within 90 days, the Purchase Agreement would automatically terminate without any action by us or Lincoln Park. No termination of the Purchase Agreement will be effective during the pendency of any Regular Purchase, Accelerated Purchase or Additional Accelerated Purchase that has not then fully settled in accordance with the Purchase Agreement.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has represented to us that at no time prior to the time of execution of the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO under the Exchange Act) of our Common Stock or any hedging transaction, which establishes a net short position with respect to our Common Stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

Prohibitions on Certain Substantially Similar Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement, except we are prohibited (with certain specified exceptions set forth in the Purchase Agreement) from effecting or entering into an agreement to effect an “equity line of credit” or other substantially similar offering whereby an investor is irrevocably bound to purchase securities over a period of time from us at a price based on the market price of our Common Stock at the time of each such purchase.

Effect of Performance of the Purchase Agreement on Our Stockholders

All of the shares of our Common Stock being registered for resale hereunder which have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold from time to time over a period of up to 24-months commencing on the date that the registration statement of which this prospectus forms a part becomes effective, provided that all other conditions set forth in the Purchase Agreement have been satisfied. The sale by Lincoln Park of a significant amount of shares of our Common Stock registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile. Sales of our Common Stock to Lincoln Park, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our Common Stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell additional shares of our Common Stock to Lincoln Park, after Lincoln Park has acquired the shares of our Common Stock, Lincoln Park may resell all, some or none of those shares of our Common Stock at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. In addition, if we sell a substantial number of shares of our Common Stock to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares of our Common Stock or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our Common Stock to Lincoln Park and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, from and after Commencement, we have the right, but not the obligation, from time to time to direct Lincoln Park to purchase up to $10.0 million of our Common Stock. Depending on the price per share at which we sell our Common Stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our Common Stock than are being offered under this prospectus in order to receive aggregate gross proceeds equal to the $10.0 million total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares of our Common Stock, which could cause additional substantial dilution to our stockholders. The number of shares of our Common Stock ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares of our Common Stock we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of Common Stock to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares of our Common Stock to be Issued if Full Purchase (1)	Percentage of Outstanding Shares of our Common Stock After Giving Effect to the Issuance to Lincoln Park (2)	Gross Proceeds from the Sale of Shares of our Common Stock to Lincoln Park Under the Purchase Agreement (1)
$0.20		15,873,016	26.7%	$3,174,603
$0.30		15,873,016	26.7%	$4,761,905
$0.50		15,873,016	26.7%	$7,936,508
$0.63	(3)	15,873,016	26.7%	$10,000,000
$1.00		10,000,000	16.8%	$10,000,000

(1)

Although the Purchase Agreement provides that we may sell up to $10.0 million of our Common Stock to Lincoln Park, we are registering 16,697,509 shares of our common stock for resale under this prospectus, including 824,493 Commitment Shares that we have issued or will issue to Lincoln Park as a fee for making its irrevocable commitment to purchase our Common Stock under the Purchase Agreement (for which we have not and will not receive any cash consideration), which may or may not cover all the shares of our Common Stock we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. Accordingly, the gross proceeds reflected in the rightmost column are calculated by multiplying only the 15,873,016 shares of Common Stock that may be issued and sold by us to Lincoln Park in the future as Purchase Shares under the Purchase Agreement that are being registered under the Securities Act for resale by Lincoln Park in the registration statement that includes this prospectus, by the assumed average price per share set forth in the first column on the left, because we have not and will not receive any cash consideration for the 824,493 shares of Common Stock that we issued or will issue to Lincoln Park as Commitment Shares. The number of registered shares of Common Stock to be issued reflected in the table does not give effect to the limitations on the amount of shares we may be permitted to issue to Lincoln Park from time to time under the Purchase Agreement as a result of the Beneficial Ownership Cap.

(2)

The denominator will be based on 43,480,411 shares of our Common Stock outstanding as of December 29, 2025 (including the 824,493 Commitment Shares), adjusted to include the 15,873,016 shares of our Common Stock (which are included in the 16,697,509 shares of Common Stock set forth in the adjacent column to the left) that we would have sold to Lincoln Park as Purchase Shares pursuant to the Purchase Agreement, assuming such Purchase Shares are sold to Lincoln Park at the assumed average purchase price per share set forth in the first column on the left. The numerator will be based on the number of shares of our Common Stock issuable under the Purchase Agreement at the corresponding assumed average purchase price per share set forth in the first column on the left, without giving effect to the Beneficial Ownership Cap.

(3)	The closing sale price per share of our Common Stock on December 29, 2025

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of Common Stock by Lincoln Park in this offering. We may receive up to $10.0 million in gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. We estimate that the net proceeds to us from the sale of our Common Stock to Lincoln Park pursuant to the Purchase Agreement could be up to approximately $9.9 million over an approximately 24-month period, assuming that we sell the full amount of our Common Stock that we have the right, but not the obligation, to sell to Lincoln Park under the Purchase Agreement, and after other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

Any proceeds from the selling stockholder that we receive under the Purchase Agreement are expected to be used for working capital and general corporate purposes. The amounts and timing of these expenditures will depend on a number of factors, such as the timing and progress of our clinical trials and any regulatory approvals. As we are unable to predict the timing or amount of potential issuances of all of the additional shares issuable to the Purchase Agreement, we cannot specify with certainty all of the particular uses for the net proceeds that we will have from the sale of such additional shares. Accordingly, our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering. Pending use of the net proceeds as described above, we expect to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. It is possible that no additional shares will be issued under the Purchase Agreement.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, in one or more series, each of such series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption terms and liquidation preferences as shall be determined by our board of directors. Any issuance of shares of preferred stock could adversely affect the voting power or rights of holders of common stock, and the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders, and there are no cumulative voting rights. In all matters other than the election of directors, stockholder approval requires the affirmative vote of the majority of the holders of our common stock entitled to vote on the subject matter unless the matter is one upon which, by express provision of law, our Certificate of Incorporation or our Bylaws, a different vote is required. Directors are elected by the vote of the majority of the votes cast (meaning the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee) with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” such nominee’s election. However, if our secretary receives a notice that a stockholder has nominated or intends to nominate one or more persons for election to our board of directors in compliance with the requirements set forth in our Bylaws and such nomination has not been withdrawn by such stockholder on or prior to the tenth day before we first mail our notice of meeting for such meeting to stockholders, directors will be elected by a plurality of the votes properly cast on the election of directors.

Dividend Rights

Subject to preferences to which holders of preferred stock may be entitled and the rights of certain of our stockholders set forth in the Stockholders’ Agreement (as defined below), holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by our board of directors out of funds legally available therefor. We have never paid or declared any dividend on our common stock, and we do not anticipate paying cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business.

No Preemptive or Similar Rights

Holders of our common stock do not have preemptive rights, and our common stock is not convertible or redeemable. As described under “Stockholders’ Agreement,” certain holders of our common stock have the right to purchase shares in connection with most equity offerings made by the Company.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution or winding up, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted the holders of any outstanding shares of any senior class of securities. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Stockholders’ Agreement

In connection with a private placement in May 2013, we entered into a stockholders’ agreement with the purchasers named therein (the “Stockholders’ Agreement”). Pursuant to and subject to the terms of the Stockholders’ Agreement, certain of the investors received rights to participate in any future equity offerings on the same price and terms as other investors. These rights terminate for each investor when that investor ceases to beneficially own at least 50% of the shares and warrants (taking into account shares issued upon exercise of the warrants), in the aggregate, that such investor purchased at the closing of our May 2013 private placement. We believe that the rights of one of the primary investors have so terminated.

In addition, the Stockholders’ Agreement prohibits the Company from taking certain actions without the consent of at least one of the two primary investors (Jack W. Schuler, as the only investor still holding these rights). These actions include:

●	making any acquisition with value greater than $2 million;

●

entering into, or amending the terms of agreements with Quest Diagnostics, provided that such investors’ consent shall not be unreasonably withheld, conditioned or delayed following good faith consultation with the Company;

●	submitting any resolution at a meeting of stockholders or in any other manner changing or authorizing a change in the size of our board of directors;

●	offering, selling or issuing any securities senior to our common stock or any securities that are convertible into or exchangeable or exercisable for securities ranking senior to our common stock;

●	amending our Certificate of Incorporation or our Bylaws in any manner that affects the rights, privileges or economics of our common stock;

●	taking any action that would result in a change in control of the Company or an insolvency event;

●

paying or declaring dividends on any securities of the Company or distributing any assets of the Company other than in the ordinary course of business or repurchasing any outstanding securities of the Company; or

●	adopting or amending any stockholder rights plan.

Section 203 of the Delaware Corporation Law

We are subject to Section 203 of the DGCL, which prevents an “interested stockholder” (defined in Section 203 of the DGCL, generally, as a person owning 15% or more of a corporation’s outstanding voting stock), from engaging in a “business combination” (as defined in Section 203 of the DGCL) with a publicly-held Delaware corporation for three years following the date such person became an interested stockholder, subject to exceptions, unless:

●

before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

●

upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

●

following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

The provisions of Section 203 of the DGCL could make a takeover of the Company difficult.

Effect of Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws may also have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for our securities. Our Certificate of Incorporation eliminates the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting, and our Bylaws require advance notice for stockholder proposals and director nominations, which may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders. Our Certificate of Incorporation authorizes undesignated preferred stock, which makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us. The amendment of any of the provisions of our Certificate of Incorporation described in the immediately preceding paragraph would require approval by our board of directors and the affirmative vote of at least 66 2/3% of our then outstanding voting securities.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of our Common Stock that have been and may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus is a part pursuant to the provisions of the Registration Rights Agreements, which we entered into with Lincoln Park on December 23, 2025 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our Common Stock that may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus up to 16,697,509 shares of our Common Stock that we have issued or may issue to Lincoln Park. The selling stockholder may sell some, all or none of the shares of Common Stock. We do not know how long the selling stockholder will hold the shares of our Common Stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares of Common Stock. See “Plan of Distribution.”

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholder as of December 29, 2025. The percentages of shares owned before and after the offering are based on 43,480,411 shares of Common Stock outstanding as of December 29, 2025, which includes the 824,493 Commitment Shares that we issued to Lincoln Park upon execution of the Purchase Agreement. The information in the table below with respect to the selling stockholder has been obtained from the selling stockholder.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

Throughout this prospectus, when we refer to the shares of common stock being offered for resale by the selling stockholder through this prospectus, we are referring to the shares of common stock that have been and may be issued and sold by us to Lincoln Park pursuant to the Purchase Agreement, unless otherwise indicated.

62,365
Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(2)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus(3)	Number of Shares of Common Stock Owned After Offering(4)
	Number	Percent		Number	Percent
Lincoln Park Capital Fund, LLC(1)	962,365	2.2%	16,697,509	0	-

(1) Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, the manager of Lincoln Park, are deemed to be beneficial owners of all of the shares of common stock owned directly by Lincoln Park. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares of common stock being offered under the registration statement filed with the SEC in connection with the transactions contemplated under the Purchase Agreement and Registration Rights Agreement. Neither Lincoln Park Capital, LLC nor Lincoln Park is a licensed broker dealer or an affiliate of a licensed broker dealer.

(2) Represents the (i) 824,493 Commitment Shares already issued to Lincoln Park upon execution of the Purchase Agreement on December 23, 2025 and (ii) 71,205 shares of Common Stock and 66,667 warrants to purchase Common Stock beneficially owned by Lincoln Park as of the date of this prospectus. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares of our Common Stock beneficially owned prior to the offering all of the 15,873,016 shares of our Common Stock that we may issue and sell to Lincoln Park pursuant to the Purchase Agreement from and after Commencement that are being registered for resale under the registration statement that includes this prospectus, because the issuance and sale of such shares to Lincoln Park under the Purchase Agreement is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement that includes this prospectus becoming and remaining effective under the Securities Act. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our Common Stock to Lincoln Park under the Purchase Agreement are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap.

(3) Although the Purchase Agreement provides that we may sell up to $10.0 million of our Common Stock to Lincoln Park, we are only registering 16,697,509 shares of our Common Stock for resale under this prospectus, including the 824,493 Commitment Shares we issued to Lincoln Park upon execution of the Purchase Agreement on December 23, 2025 (for which we did not receive any cash consideration). Therefore, only 15,873,016 of such shares represent shares that we may issue and sell to Lincoln Park as Purchase Shares for cash consideration under the Purchase Agreement from time to time, at our sole discretion, during the 24-month period commencing on the Commencement Date. Depending on the price per share at which we sell our Common Stock to Lincoln Park pursuant to the Purchase Agreement, we may need to sell to Lincoln Park under the Purchase Agreement more shares of our Common Stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the full $10.0 million available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Lincoln Park is dependent upon the number of shares we sell to Lincoln Park under the Purchase Agreement.

(4) Assumes the sale of all shares of our Common Stock registered for resale by the selling stockholder pursuant to the registration statement that includes this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of Common Stock at any particular time.

PLAN OF DISTRIBUTION

 The shares of our common stock offered by this prospectus are being offered by the selling stockholder, Lincoln Park Capital Fund, LLC. The shares may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

● ordinary brokers’ transactions;

● transactions involving cross or block trades;

● through brokers, dealers, or underwriters who may act solely as agents;

● “at the market” into an existing market for the shares of our common stock;

● in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

● in privately negotiated transactions; or

● any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares of our common stock offered by this prospectus may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of our common stock offered by this prospectus may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or the purchasers, for whom the broker-dealers may act as agent. The compensation paid to any such particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive from the selling stockholder or from any purchasers of shares of our common stock sold by Lincoln Park.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement that includes this prospectus to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares of our common stock offered by this prospectus by the selling stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares of our common stock by the selling stockholder, any compensation paid by Lincoln Park to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock included in this prospectus by Lincoln Park. We estimate that the total expenses for the offering will be approximately $90,000. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered by this prospectus, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares of our common stock offered by this prospectus have been sold by Lincoln Park.

Our Common Stock is listed on the OTCQX Market under the symbol “AWHL.”

LEGAL MATTERS

Certain legal matters, including the validity of the shares of Common Stock offered pursuant to this registration statement of which this prospectus forms a part, will be passed upon for us by Winston & Strawn LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Aspira Women’s Health Inc. (the “Company”) as of December 31, 2024 and 2023 and for the years then ended incorporated by reference in this Prospectus and in the Registration Statement have been so incorporated in reliance on the report of BDO USA, P.C., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph on the Company’s ability to continue as a going concern.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and are required to file with the SEC annual, quarterly, and current reports, proxy statements, and other information. Such reports include our audited financial statements. Our publicly available filings can be found on the SEC’s website at www.SEC.gov. Our filings, including the audited financial statements, and additional information that we have made public to investors, may also be found on our website at www.ir.aspirawh.com. Information on or accessible through our website does not constitute part of this prospectus (except for SEC reports expressly incorporated by reference herein).

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement on Form S-1 we filed with the SEC under the Securities Act of 1933, as amended, and does not contain all the information set forth in the registration statement or the exhibits and schedules thereto. For further information about us and our Common Stock offered by this prospectus, you may refer to such registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus. We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC:

(a)	our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 27, 2025;

(b)

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 11, 2025;

(c)

our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the SEC, respectively, on May 19, 2025, August 13, 2025 and November 14, 2025;

(d)

our Current Reports on Form 8-K or 8-K/A filed with the SEC on January 7, 2025, January 31, 2025, February 10, 2025, February 14, 2025, March 11, 2025, March 19, 2025, March 25, 2025, March 31, 2025, April 8, 2025, April 16, 2025, June 4, 2025, June 11, 2025, July 15, 2025, September 3, 2025, September 18, 2025, September 25, 2025, October 15, 2025; November 3, 2025, November 14, 2025, December 22, 2025;  December 23, 2025; and December 31, 2025; and

(e)

the description of our Common Stock set forth in the Registration Statement on Form 8-A filed with the SEC on July 6, 2010 (File No. 001-34810), and any amendment or report filed with the SEC for the purpose of updating such description, including Exhibit 4.7 of our Annual Report on Form 10-K for the year ended December 31, 2024.

Notwithstanding the statements in the preceding paragraphs, no document, report or exhibit (or portion of any of the foregoing) or any other information that we have “furnished” to the SEC pursuant to the Exchange Act shall be incorporated by reference into this prospectus.

We also incorporate by reference into this prospectus all documents (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) that are filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement, and (ii) after the date of this prospectus but prior to the termination of the offering under this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Information in such future filings updates and supplements the information provided in this prospectus. Any statement in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, without charge upon written or oral request, a copy of any or all of the information that is incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Aspira Women’s Health Inc.

12117 Bee Caves Road, Building Three, Suite 100

Austin, Texas 78738

(512) 519-0400

Attn: Corporate Secretary

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of the estimated expenses to be incurred by us in connection with the registration of the securities under this registration statement, all of which will be borne by us.

[
Securities and Exchange Commission Registration Fee	$1,406.61
Legal Fees and Expenses	$50,000.00
Accounting Fees and Expenses	$27,500.00
Miscellaneous	$11,093.39
Total	$90,000.00

Item 14. Indemnification of Directors and Officers.

Sections 145 and 102(b)(7) of the General Corporation Law of the State of Delaware provide that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation.

Certificate of Incorporation and Bylaws. Article VII of the Registrant’s Certificate of Incorporation and Article VI of the Registrant’s Amended and Restated Bylaws provide in substance that, to the fullest extent permitted by the DGCL, each director and officer shall be indemnified against reasonable costs and expenses, including attorney’s fees, and any liabilities which the person may incur in connection with any action to which the person may be made a party by reason of his or her being or having been a director or officer of the Registrant, a predecessor of the Registrant, or serves or served as a director, officer or employee of another enterprise at the request of the Registrant or any predecessor of the Registrant. The indemnification provided by the Registrant’s Certificate of Incorporation is not deemed exclusive of or intended in any way to limit any other rights to which any person seeking indemnification may be entitled.

D&O Insurance. The Registrant maintains standard policies of insurance under which coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us in the past three years that were not registered under the Securities Act.

On March 5, 2025, the Company entered into the March 2025 Purchase Agreement with the March 2025 Purchasers, pursuant to which the Company issued and sold an aggregate amount of $1,370,000 of Convertible Notes. The Convertible Notes were convertible into Units consisting of one share of Common Stock and 2.25 March 2025 Warrants, which were exercisable for five years, at $0.25 per share for the first 24 months after issuance and $0.50 per share thereafter. As of the date hereof, the Convertible Notes have converted in full into Units.

On September 19, 2025, the Company entered into the March 2025 Purchase Agreement Amendment with the March 2025 Purchasers, which amended the March 2025 Purchase Agreement, to, among other things, amend registration rights applicable for the March 2025 Purchasers and change provisions related to director nomination rights. In connection with entering into the March 2025 Purchase Agreement Amendment, on September 19, 2025, the Company amended and restated the March 2025 Warrants by issuing the Amended and Restated March 2025 Warrants, which, among other things, updated the exercise price applicable to the March 2025 Warrants to $0.35 per share and removed the ability to cashless exercise such warrants.

On September 16, 2025, the Company entered into the September 2025 Purchase Agreement with the September 2025 Purchasers, pursuant to which the Company issued and sold (i) 6,550,000 shares of Common Stock and (ii) the September 2025 Warrants to purchase up to 4,912,500 shares of Common Stock at a purchase price of $0.45 per September 2025 Unit, which are immediately exercisable upon issuance at an exercise price of $0.75 peer share and have a term of exercise equal to five years from the date of issuance.

On January 24, 2024, we entered into a placement agency agreement (the “Placement Agency Agreement”) with A.G.P./Alliance Global Partners (“AGP”) and a securities purchase agreement (the “APG Securities Purchase Agreement”) with a single healthcare focused institutional investor alongside participation from Nicole Sandford, our former CEO, as well as certain existing stockholders of the Company (collectively, the “Purchasers”). Pursuant to the Placement Agency Agreement, we paid AGP as the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the offering, except that, with respect to proceeds raised in the offering from certain designated persons, AGP’s cash fee was reduced to 3.5% of such proceeds, and to reimburse certain fees and expenses of the placement agent in connection with the offering.

Pursuant to the APG Securities Purchase Agreement, among other transactions, we issued the Purchase Warrants to purchase 1,571,000 shares of the Company’s common stock. The Purchase Warrants have an exercise price of $4.13 per share, and are exercisable any time on or after July 26, 2024, which is the six month anniversary date after issuance, and on or prior to 5:00 p.m. (New York City time) on July 25, 2029.

We believe each of these transactions was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D promulgated thereunder) as transactions by an issuer not involving any public offering. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed on the share certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibit Index.

Exhibit No.	Description
3.1

Fourth Amended and Restated Certificate of Incorporation of Vermillion, Inc. dated January 22, 2010 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on January 25, 2010).

3.2

Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation, effective June 19, 2014 (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2014).

3.3

Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Vermillion, Inc., dated June 11, 2020 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 11, 2020).

3.4

Certificate of Amendment to Fourth Amended and Restated Certificate of Incorporation of Aspira Women’s Health Inc, dated February 7, 2023 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on February 7, 2023).

3.5

Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation, as amended May 11, 2023 (incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on May 11, 2023).

3.6

Amended and Restated Bylaws of Aspira Women’s Health Inc., effective February 23, 2022 (incorporated by reference to Exhibit 3.3 of the Registrant’s Quarterly Report on Form 10-Q, filed with the Commission on August 14, 2014).

4.1

Form of Aspira Women’s Health Inc.’s (formerly Ciphergen Biosystems, Inc.) Common Stock Certificate (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-1/A, filed with the Commission on August 24, 2000).

5.1	Opinion of Winston & Strawn LLP.
10.1

Purchase Agreement, dated December 23, 2025, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 23, 2025).

10.2

Registration Rights Agreement, dated December 23, 2025, by and between the Company and Lincoln Park Capital Fund, LLC (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 23, 2025).

23.1	Consent of BDO USA, P.C., as independent registered public accounting firm
23.2	Consent of Winston & Strawn LLP (included in legal opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on signature page).
107	Filing Fee Table

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” exhibit to the effective registration statement;

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)

each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person of the registrant in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on December 31, 2025.

ASPIRA WOMEN’S HEALTH INC.

By:	/s/ Michael Buhle
Michael Buhle
Chief Executive Officer (Principal Executive Officer) and Chief Commercial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mike Buhle and Brian Hungerford, and each of them, as his or her true and lawful attorney-in-fact and agent, with the full power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Buhle	Chief Executive Officer	December 31, 2025
Michael Buhle	(Principal Executive Officer)

/s/ Brian Hungerford	Chief Financial Officer	December 31, 2025
Brian Hungerford	(Principal Financial Officer and Accounting Officer)

/s/ John Fraser	Director	December 31, 2025
John Fraser

/s/ Jeffrey Cohen	Director	December 31, 2025
Jeffrey Cohen

/s/ Cynthia Hundorfean	Director	December 31, 2025
Cynthia Hundorfean

/s/ Jane Pine Wood	Director	December 31, 2025
Jane Pine Wood

/s/ Winfred Parnell	Director	December 31, 2025
Winfred Parnell

/s/ Ellen Beausang	Director	December 31, 2025
Ellen Beausang